EXHIBIT 99.1

N E W S  R E L E A S E

Contact:	Peter D. Brown Vice President, Treasurer and Investor Relations Foot Locker, Inc. (212)720-4254

FOOT LOCKER, INC. REPORTS THIRD QUARTER SALES

•	Third Quarter Comparable-Store Sales Increased 2.7 Percent
•	Third Quarter Earnings Per Share From Continuing Operations Expected to be $0.39 - $0.41, Including $0.03 Per Share in Hurricane and Other Charges
•	Company Repurchases 790,200 Shares of its Common Stock For $17 Million During Third Quarter

NEW YORK, NY, November 3, 2005 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported sales for the 13-week period ended October 29, 2005 of $1,407 million, versus $1,366 million in the comparable period last year, an increase of 3.0 percent. For this same 13-week period, comparable store sales increased 2.7 percent.

For the 39-week period ended October 29, 2005, sales increased 7.0 percent to $4,088 million, from $3,820 million in the Company’s corresponding period last year. Comparable-store sales for the Company’s first nine months of its 2005 fiscal year increased 2.2 percent.

Excluding the effect of foreign currency fluctuations, total sales for the 13-week and 39-week periods increased 2.6 percent and 6.2 percent, respectively.

Comparable store sales for the Company’s third fiscal quarter reflected a mid-single digit increase at its combined U.S. businesses, led by strong increases at Footaction and Champs Sports. The Company’s international operations posted comparable store sales that were flat with last year, including a very low-single digit decrease at its European stores.

“Our recent merchandising initiatives at our European business have contributed to an improving sales trend during the third quarter versus the first six months of this year. These initiatives included increasing our promotional posture in select European markets -- a strategy designed to reduce our inventory growth rate and better compete in a more competitive environment. This initiative also led to a lower division profit margin in Europe, albeit at a rate still anticipated to be in the low-double-digit range. Additionally, our increased promotional strategy in Europe has contributed to our expected consolidated third quarter gross margin rate being lower than the same period of last year,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer.

Another significant challenge during the third quarter was dealing with the destruction from Hurricanes Katrina, Rita and Wilma. A charge of $4 million, or $0.02 per share, was recorded during the third quarter of 2005 to write down merchandise inventory and fixed assets that were destroyed as a result of these storms, net of anticipated insurance proceeds. The Company continues to work with its insurance broker and carriers in regard to the terms of its insurance coverages related to these storms, and expects to collect much of its sustained losses, which may result in the charge being reduced in a future reporting period. Additional charges, net of credits, totaling $3 million, or $0.01 per share were recorded during the third quarter primarily related to the potential insolvency of one of the Company’s third party insurance administrators and the settlement of litigation proceedings.

Mr. Serra continued, “We currently expect our third quarter net income per share from continuing operations to be in the range of $0.39 to $0.41. Third quarter earnings per share from continuing operations of $0.42 to $0.44 would have been expected without the $0.03 per share unanticipated charges outlined above.”

Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

The Company’s financial position continues to strengthen, with its cash and short-term investment position at the end of the third quarter expected to be approximately $380 million and its cash and short-term investment position, net of debt, expected to be approximately $150 million greater than at the same time last year. This includes the Company’s expenditure of $17 million during the third quarter to repurchase an additional 790,200 shares of its common stock.

Foot Locker, Inc. plans to report third quarter 2005 and year-to-date results on Thursday, November 17, 2005. A conference call is scheduled on Friday, November 18, 2005 for 10:00 a.m. EST to discuss these results and provide guidance with regard to its earnings outlook for the balance of 2005. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log-on to the website at least 15 minutes prior to the call in order to download any necessary software. The webcast conference call will be available for replay until 5:00 p.m. Monday, November 28, 2005. News releases are also available on the Internet at http://www.prnewswire.com or on Foot Locker Inc.’s website at http://www.footlocker-inc.com.

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 4,000 stores in 20 countries in North America, Europe and Australia. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management’s current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations, disruptions to transportation services and distribution, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas and the ability of the Company to execute its business plans effectively with regard to each of its business units. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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